Exhibit F





                         January 4, 2001



   Securities and Exchange Commission
   450 Fifth Street, N.W.
   Washington, D.C. 20549


   Re:  Entergy Corporation ("Entergy") -  File No. 70-9723

   Dear Ladies and Gentlemen:

        I have read the Statement on Form U-1, as amended, in the above-referenced proceeding (the "Application") and am furnishing this opinion with respect to the proposed transaction described therein, which relates to the acquisition by Entergy, through one or more non-utility subsidiaries, of certain types of energy-related non-utility assets ("Energy-Related Assets"), or of the equity securities of one or more companies substantially all of whose physical assets consist of such Energy-Related Assets. Entergy is proposing to make such acquisitions in one or more transactions from time to time through December 31, 2005. Initially, Entergy, through Entergy-Koch, LP ("Entergy-Koch"), an indirect 50% owned subsidiary, proposes to acquire all of the issued and outstanding stock of Koch Gateway Pipeline Company. The Application also requests authority for Entergy-Koch to provide guarantees and other forms of credit support to or on behalf of other non-utility subsidiaries, for Entergy-Koch and its subsidiaries to pay dividends out of capital and unearned surplus, subject to applicable corporate law and any restrictions under financing agreements, and for Entergy-Koch and its subsidiaries to sell energy commodities to Entergy's public utility subsidiaries at cost.

        I am of the opinion that, upon the issuance of your order or orders in this proceeding granting or permitting the Application to become effective with respect to the proposed transactions, and in the event that the proposed transactions are consummated in accordance with said Application and your order or orders in respect thereto:

        (a) all state laws applicable to the proposed transactions will have been complied with;

        (b) Entergy-Koch and Koch Gateway Pipeline Company are validly organized and duly existing;

        (c)   Entergy-Koch will legally acquire the Energy-
              Related Assets, or the equity securities of companies (including Koch Gateway Pipeline
              Company) substantially all of whose physical assets consist of Energy-Related Assets; and

        (d) the consummation of the proposed transaction will not violate the legal rights of the holders of any securities issued by Entergy or any associate company thereof.

        I am an attorney licensed to practice in the State of Louisiana and have acted as counsel to Entergy in connection with the proposed transactions. I express no opinion with respect to the laws of any other State or jurisdiction.

        I hereby give my written consent to the use of this opinion in connection with the Application.

                              Very truly yours,


                              /s/  J. Wayne Anderson